Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON
FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and
Stockholders of Cavium Networks, Inc.:

Our audits of the consolidated financial statements referred to in our report dated February 13, 2007 appearing in this Registration Statement on Form S-1 of Cavium Networks, Inc. also included an audit of the financial statement schedule listed in Item 16(b) of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

February 13, 2007